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                                                                    EXHIBIT 10.7
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      [CERTAIN INFORMATION HAS BEEN OMITTED HEREIN PURSUANT TO A REQUEST
      FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2. THE REDACTED MATERIAL
      HAS BEEN SEPARATELY FILED WITH THE COMMISSION]


                                   AGREEMENT
                                   ---------

Between HORSE VITALITY S.A., whose corporate headquarters is located at 23, Rue
        -------------------
Beaumont L. 1217, Luxembourg, represented by its President and legal representative, Dr. Oreste Severgnini, hereinafter referred to as the "Company";

SICOR SOCIETA ITALIANA CORTICOSTEROIDI S.P.A., whose corporate headquarters are
---------------------------------------------
located in Milan, Via Senato no. 19, represented by its President and legal representative, Dr. Rolando Santi Zoppi, hereinafter referred to as "Sicor";

                                    whereas

 .    The Company is a licensee for:

a. The rights covered by industrial patent application no. MI 93 A 000118, filed on January 26, 1993 and the subsequent supplement, file no. MI V 1587/93, filed on June 21, 1993 (hereinafter referred to as the "patent") and the pertinent applications for extensions, whose subject is "pharmaceutical and/or dermo-cosmetological and cosmetic compounds containing horse colostrum [foremilk] and milk" (hereinafter referred to as the "patented compounds")

b. The rights covered by industrial patent application no. MI 93 A 001417, filed on July 1, 1993 (hereinafter referred to as the "second patent") and the subject of which is "pharmaceutical and/or dermo-cosmetological and cosmetic compounds containing horse colostrum [foremilk] and milk" (hereinafter referred to as the "patented compounds");

c. The rights covered by business trademark registration application no. MI 93 C 004836, filed on June 30, 1993 and the pertinent extension applications, whose subject is the trademark (hereinafter referred to as the "registered trademark") used to identify and

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distinguish products containing any of the "patented compounds" or the "other patented compounds";

B. That it is the Company's intention to implement the "patent" and the "second patent", through the production and marketing of pharmaceutical, cosmetic, and dermo-cosmetological preparations (hereinafter referred to as the "products";

C. The Company does not, however, have the facilities and the organization required for that indicated in subsection B hereinabove;

D. It is the intention of Sicor to utilize the patent rights indicated in subsection A hereinabove (hereinafter referred to as the "patent rights"), including by sublicensing them to third parties;

                   the following is agreed upon and provided

                                   ARTICLE 1

The Company grants Sicor the exclusive right to employ and utilize the "patent rights" on an exclusive basis, both for production and marketing of the "products", with the right to sublicense to third parties (hereinafter referred to as the "License").

                                   ARTICLE 2

The "License" covers all countries in the world and shall have the following term:

a. With respect to the "patent", the "second patent", and possible additional patents, for their entire period of validity;

b. With respect to the "registered trademark", for a period of ten years following the expiration of the last of the patents indicated in subsection a hereinabove.

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                                   ARTICLE 3

For granting the "License", Sicor shall pay the Company an amount equal to:

a. [CONFIDENTIAL TREATMENT REQUESTED] of the total amount billed by Sicor for sales of the "products", net after value added tax, commissions, returns, rebates, and discounts;

b. [CONFIDENTIAL TREATMENT REQUESTED] of the total amount billed by Sicor as the consideration for granting a sublicense for the "patent rights".

For each year, the royalties indicated above shall be paid on a quarterly basis.

Same shall be calculated by taking as a basis of reference the amounts billed each calendar month, beginning at the end of the month in which the "products" are first placed on sale, or the first granting of a sublicense for the "patent rights". The pertinent payment shall be accompanied by a statement of all the data necessary for determining the total amount of the consideration due, and shall be [sic] 180 days following the end of every pertinent calendar quarter.

                                   ARTICLE 4

Sicor expressly obligates itself to utilize and to have its assigns utilize the "registered trademark" solely and exclusively to identify and distinguish the "products".

                                   ARTICLE 5

The parties reciprocally acknowledge the legal status of each of them, which is that they are independent and autonomous business entrepreneurs.

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

                                   ARTICLE 6

The Company obligates itself to carry out all the activities necessary to avoid the lapsing of, or in any event to maintain the validity and effectiveness and term of the "patent rights", and to assume responsibility for the payment of any tax, fee, or assessment in general which is required for such purpose, according to provisions of law and regulations currently in force, and by those that shall enter into effect after the adoption of this agreement.

                                   ARTICLE 7

This contract and the obligations created by same are and shall remain governed by Italian law.

Any agreement amending the provisions contained in this agreement must be adopted in written under penalty of invalidity.

The notifications provided for by this agreement must be addressed to the parties at the following addresses:

- with respect to the Company: to Horse Vitality S.A. - 23, Rue Beaumont L 1217 -Luxembourg;

- with respect to Sicor: to SICOR Societa Italiana Corticosteroidi S.p.A. - Via Terrazano no. 77, Rho, with the exception of possible changes communicated in writing to the other party by the company interested in the change.

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                                   ARTICLE 8

Any dispute in any way pertaining to the validity, interpretation, and implementation of this agreement shall be referred to a board of arbitration made up of three members.

The arbiters shall be appointed, with respect to the first two, one by each of the parties, and the third by agreement between the first two or, failing an agreement, by the Chief Judge of the Milan Court.

The arbitration shall take place in Milan.

The arbiters shall render a decision according to law and according to the provisions of and in the terms provided by the Italian Code of Civil Procedure, applying Italian law.

The [arbitration] award shall be filed and may be made enforceable according to the provisions of the Italian Code of Civil Procedure.

The validity, implementation, and interpretation of this arbitration clause is and shall remain governed by Italian law.

Milan, July 1, 1996


                                                HORSE VITALITY S.A.
                                                /s/ Authorized Officer
                                                ----------------------


                                                SICOR
                                                /s/ Gaetano Palladino
                                                ---------------------



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